Exhibit 99.1

      SONUS NETWORKS DELAYS RELEASE OF ITS Q4 AND FY2003 FINANCIAL RESULTS

     Sonus Networks (Nasdaq: SONS) today postponed the release of its Q4 and full year 2003 financial results pending the completion of its 2003 audit. Upon completion of the audit, the Company will reschedule the conference call and provide further details.

     Sonus Networks' business was strong in the quarter, achieving substantial new business and a cash, cash equivalents and marketable securities balance at December 31, 2003 exceeding $300 million.

     About Sonus Networks

     Sonus Networks, Inc., is a leading provider of packet voice infrastructure solutions for wireline and wireless service providers. With its Open Services Architecture(TM) (OSA), Sonus delivers end-to-end solutions addressing a full range of carrier applications, including trunking, residential access and Centrex, tandem switching, and IP voice termination, as well as enhanced services. Sonus' award-winning voice infrastructure solutions, including media gateways, softswitches and network management systems, are deployed in service provider networks worldwide. Sonus, founded in 1997, is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

     Sonus is a registered trademark of Sonus Networks. Open Services Architecture is a trademark of Sonus Networks. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

    CONTACT: Investor Relations:
             Sonus Networks
             Jocelyn Philbrook, 978-589-8672
             jphilbrook@sonusnet.com
             or
             Media Relations:
             Sonus Networks
             Beth Morrissey, 978-589-8579
             bmorrissey@sonusnet.com